SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TRANSPORT CORPORATION OF AMERICA, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 28, 2002

          Notice is hereby given that the Annual Meeting of Shareholders of Transport Corporation of America, Inc. will be held at Crowne Plaza, 2700 Pilot Knob Road, Eagan, Minnesota, on Tuesday, May 28, 2002 at 4:00 p.m. for the following purposes:

1.	To elect five Directors.

2.	To amend Transport America’s 1995 Stock Plan to increase the number of shares reserved for issuance under the Plan.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on April 4, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors, /s/ John R. Houston

John R. Houston Secretary

Eagan, Minnesota
April 16, 2002

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

TRANSPORT CORPORATION OF AMERICA, INC.

1715 Yankee Doodle Road
Eagan, MN 55121

PROXY STATEMENT

Annual Meeting of Shareholders
May 28, 2002

          This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Transport Corporation of America, Inc. (“Transport America”) of proxies for the Annual Meeting of Shareholders of Transport America to be held at Crowne Plaza, 2700 Pilot Knob Road, Eagan, Minnesota, on Tuesday, May 28, 2002 at 4:00 p.m., Central Daylight Time, or any adjournment or adjournments thereof. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about April 16, 2002.

          Transport America’s Annual Report for the fiscal year ended December 31, 2001, including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

          The total number of shares outstanding and entitled to vote at the meeting as of April 4, 2002 consists of 7,248,470 shares of $.01 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on April 4, 2002 will be entitled to vote at the Annual Meeting.

          Shares represented by proxies properly signed, dated and returned will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly signed but contains no such instructions, the shares represented thereby will be voted FOR the director nominees, FOR the amendment to the 1995 Stock Plan, and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

          The presence in person or by proxy of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. An item of business will be approved if it receives the affirmative vote of the holders of a majority of the shares present and entitled to vote on that item of business. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to shareholders. Consequently, abstentions (or “withhold authority” as to directors) will have the same effect as a negative vote. If a broker indicates on a proxy that it does not have authority to vote on an item of business, the shares represented by the proxy will not be considered present and entitled to vote on that item of business and, therefore, will have no effect on the outcome of the vote.

          Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of Transport America or by attending the Annual Meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

          The Board of Directors of Transport America is currently composed of five members, all of whom are nominees for election at the Annual Meeting. It is the recommendation of Transport America’s Board of Directors that the five nominees named below be reelected as directors, to serve as directors until the next Annual Meeting of Shareholders and until their successors shall be duly elected as directors. William P. Murnane was appointed a member of the Board and Robert J. Meyers resigned as a director in November 2001.

          Unless otherwise directed, the proxies solicited by the Board of Directors will be voted for the election as directors of the nominees named below. Transport America believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

          The names and ages of the nominees, and their principal occupations and tenure as directors, are set forth below based upon information furnished to Transport America by the nominees.

Name and Age	Principal Occupation	Director Since

Anton J. Christianson (49)	A Chairman and co-founder of Cherry Tree Companies (a management and investment banking firm) since 1980; Active investor in private equities and micro-cap public equities for 24 years, including as Managing General Partner of Cherry Tree Investments, Inc. (a venture capital investment company and an affiliate of Cherry Tree Companies); Director for several public and private companies, including Fair Isaac & Company, Peoples Educational Holdings, Inc., Capella Education, AmeriPride Services, Inc., and Dolan Media Company.	1987

Kenneth J. Roering (59)	Pillsbury Company — Paul S. Gerot Chair in Marketing and Professor of Marketing in the Carlson School of Management at the University of Minnesota since September 1981; Director of Arctic Cat Inc., Ravesports Inc. and Excorp Inc.	1992

Michael J. Paxton (55)	President and Chief Executive Officer of Transport America since November 2001; President and Chief Executive Officer of Sunbeam Health and Safety Company (a manufacturer of home safety and health products and a subsidiary of Sunbeam Corporation) from September 1998 to November 2001; Chairman, President and Chief Executive Officer of O-Cedar Brands, Inc. (a household cleaning products company) from January 1996 to September 1998; President and Chief Executive Officer of Haagen-Dazs Company, Inc. (a subsidiary of Grand Metropolitan PLC) from 1992 through 1995; President of the Baked Goods Division of Pillsbury Company (a subsidiary of Grand Metropolitan PLC) from 1989 to 1992.	1995

Name and Age	Principal Occupation	Director Since

William D. Slattery (59)	Chairman of Transport America since December 1999; President of Shamrock Business Group, Inc. (a Minneapolis, MN, based consulting and investment company) since October 1998; Chairman of the Cargo Division of Northwest Airlines Corporation from 1994 to April 1998; Prior to 1994, Mr. Slattery held positions at Northwest Airlines Corporation as Executive Vice President, International, from 1992 to 1994 and as Executive Vice President, Operations, from 1988 to 1992. Since 1997, Mr. Slattery has also served as Chairman of the Board of Precision Pours, Inc.	1998

William P. Murnane (39)	Chief Executive Officer of Innovex, Inc. (“Innovex”) since January 2000 and President of Innovex since July 1998; Vice President and General Manager of Innovex’s flexible circuit division from 1996 to 1998; Served as Vice President for Corporate Development for Innovex from 1995 to 1996; Chief Operating Officer of Boutwell, Owens & Co. (a Massachusetts-based privately held packaging manufacturer) from 1993 to 1995; Director of Operations for Uniform Printing and Supply, Inc. in Massachusetts from 1992 to 1993. Prior to that, Mr. Murnane held various operating and corporate planning positions during a ten-year career at United Parcel Service.	2001

          Vote Required.    The affirmative vote of a majority of the shares of Transport America’s common stock represented at the Annual Meeting in person or by proxy and entitled to vote is required for the election of the nominees.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE.

          Meetings.    During fiscal 2001, the Board of Directors met six times and acted three times through a written action. All directors attended more than 75% of the meetings of the Board of Directors and any committee on which he served.

          Board Committees.    The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, which met three times during the last fiscal year, is currently composed of Messrs. Christianson (Chairman), Slattery and Roering. All members of Transport America’s Audit Committee are independent directors as defined by the rules of the National Association of Securities Dealers (“NASD”) for companies listed on the Nasdaq National Market. The Audit Committee meets with Transport America’s independent auditors and representatives of management to review the internal and external financial reporting of Transport America, reviews the scope of the independent auditors’ examination, considers comments by the independent auditors regarding internal controls and accounting procedures and management’s response to these comments and approves any material non-audit services to be provided by Transport America’s independent auditors. A report of the Audit Committee is contained in this Proxy Statement.

          The Compensation Committee, which met once during the last fiscal year, is currently composed of Messrs. Slattery (Chairman), Roering and Murnane. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation, stock options and benefits of officers and employees. The Board of Directors established a Stock Grant Subcommittee of the Compensation Committee, currently composed of Messrs. Slattery and Murnane, for the purpose of granting stock options under Transport America’s 1995 Stock Plan. The Stock Grant Subcommittee acted twice during the last fiscal year.

          Transport America does not have a nominating committee. Rather, the full Board acts as nominating committee, evaluates the composition of the Board and its compliance with good corporate governance standards, and is responsible for screening new director candidates and providing recommendations to shareholders regarding nominations.

          Director Compensation.    Each non-employee member of the Board of Directors receives $1,500 per month, plus $1,000 per meeting, as compensation for his service. Through the end of May 2001, Mr. Slattery received an additional $6,500 per month in recognition of his additional services as Chairman. Since June 2001, in light of the evolving responsibilities of the Chairman, that amount was reduced to an additional $2,500 per month. Non-employee directors are also reimbursed for certain expenses in connection with attendance at Board and committee meetings. In addition, pursuant to Transport America’s 1995 Stock Plan, each non-employee director of Transport America automatically receives annually on the date of election or reelection as a director an option to purchase 4,000 shares of Transport America’s common stock at an option price equal to the fair market value of Transport America’s common stock on the date that the option is granted. All such options vest immediately and are exercisable at any time during the five-year term or within 30 days of the date when the director terminates his service as a director, whichever period is shorter. The Board may, in appropriate circumstances, waive or modify the requirement that a director exercise an option within 30 days of the date when the director’s services as a director terminate. The 1995 Stock Plan also permits granting of additional or alternative options to directors at the discretion of the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Information

          The following table shows, for fiscal years 2001, 2000, and 1999, the cash compensation paid by Transport America, as well as certain other compensation paid or accrued for those years, to Michael J. Paxton, the current Chief Executive Officer of Transport America, to Robert J. Meyers, the former Chief Executive Officer of Transport America, and to the four most highly compensated executive officers of Transport America whose total cash compensation exceeded $100,000 during 2001 (together with Mr. Paxton and Mr. Meyers, the “Named Executives”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Options (#)		All Other Compensation ($)(2)

Michael J. Paxton(3)	2001	40,385	-0-	204,000	(4)	22,500
Chief Executive Officer and
President

Robert J. Meyers(5)	2001	300,000	-0-	34,615	(6)	762
Former Chief Executive	2000	300,000	23,000	77,450		1,700
Officer, President and	1999	253,846	50,000	-0-		1,600
Chief Operating Officer

Keith R. Klein	2001	180,000	14,940	13,846	(6)	762
Chief Financial Officer and	2000	165,866	14,000	28,400		421
Chief Information Officer	1999	75,766	20,000	20,000		-0-

Larry E. Johnson	2001	125,000	5,750	9,615	(6)	1,034
Vice President of	2000	115,193	7,200	18,950		1,152
Marketing	1999	109,808	-0-	2,000		1,098

Jeffrey P. Vandercook	2001	104,820	12,128	8,077	(6)	988
Vice President of	2000	102,404	-0-	17,200		1,024
Operations	1999	94,615	-0-	2,000		946

Robert C. Stone	2001	105,000	8,348	8,077	(6)	878
Vice President of Fleet	2000	100,020	7,000	15,850		697
Services	1999	81,616	-0-	2,000		816

(1)	Represents a bonus earned for the year in which the amount is set forth in the table, but paid the following year.

(2)	Represents company contributions to Transport America’s 401(k) Retirement Plan, except with respect to Mr. Paxton, in which case the amount reflects $22,500 paid to him for services as a non-employee director prior to his election as President and Chief Executive Officer.

(3)	Mr. Paxton was elected President and Chief Executive Officer in November 2001.

(4)	Includes an option to purchase 4,000 shares granted to Mr. Paxton for services as a non-employee director prior to his election as President and Chief Executive Officer, 71,499 shares subject to an option granted under the Transport America 1995 Stock Plan and 128,501 shares subject to an individual equity compensation agreement.

(5)	Mr. Meyers resigned as an executive officer in November 2001.

(6)	Includes options to purchase the following number of shares subject to shareholder approval: Mr. Meyers, 3,275 shares; Mr. Klein, 1,316 shares; Mr. Johnson, 915 shares; Mr. Vandercook, 767 shares; and Mr. Stone, 767 shares. All options granted to Mr. Meyers in 2001 were cancelled in connection with his separation agreement. See “Employment and Separation Agreements.”

Stock Options

          The following table contains information concerning individual grants of stock options to each of the Named Executives during the last fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name	Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)	Market Price on Grant Date ($)	Expiration Date	5%	10%

Michael J. Paxton	4,000	(1)	N/A	6.10	6.10	5/22/06	6,741	14,896
	200,000	(2)	70.8%	5.23	5.23	11/12/11	657,824	1,667,055
Robert J. Meyers(3)	34,615	(4)	12.3%	6.65	6.65	N/A	-0-	-0-
Keith R. Klein	13,846	(4)	4.9%	6.65	6.65	7/17/11	57,906	146,745
Larry E. Johnson	9,615	(4)	3.4%	6.65	6.65	7/17/11	40,211	101,903
Jeffrey P. Vandercook	8,077	(4)	2.9%	6.65	6.65	7/17/11	33,779	85,603
Robert C. Stone	8,077	(4)	2.9%	6.65	6.65	7/17/11	33,779	85,603

(1)	Represents an option granted to Mr. Paxton for services as a non-employee director prior to his election as President and Chief Executive Officer. This option is fully exercisable as of its grant date.

(2)	Becomes exercisable with respect to 25% of the shares of common stock subject to the option on November 12, 2002, 2003, 2004 and 2005. An aggregate of 71,499 shares subject to the option were granted under the Transport America 1995 Stock Plan and 128,501 shares subject to the option were separately awarded pursuant to an individual equity compensation agreement.

(3)	Mr. Meyers resigned as an executive officer in November 2001.

(4)	Becomes exercisable with respect to 25% of the shares of common stock subject to the option on July 17, 2002, 2003, 2004 and 2005. Includes options to purchase the following number of shares subject to shareholder approval of the increase in the number of shares subject to the 1995 Stock Plan: Mr. Meyers, 3,275 shares; Mr. Klein, 1,316 shares; Mr. Johnson, 915 shares; Mr. Vandercook, 767 shares; and Mr. Stone, 767 shares. All options granted to Mr. Meyers in 2001 were cancelled in connection with his separation agreement. See “Employment and Separation Agreements.”

          The following table sets forth information with respect to the Named Executives concerning the exercise of options during 2001 and unexercised options held as of December 31, 2001:

AGGREGATED OPTION EXERCISES
AND DECEMBER 31, 2001 OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/31/01 (#)				Value of Unexercised In-the-Money Options at 12/31/01 ($)(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable		Unexercisable		Exercisable	Unexercisable

Michael J. Paxton	-0-	-0-	18,000	(2)	200,000	(3)	-0-	54,000
Robert J. Meyers(4)	-0-	-0-	38,726		-0-		-0-	-0-
Keith R. Klein	-0-	-0-	20,433		41,813		-0-	-0-
Larry E. Johnson	-0-	-0-	6,070		24,495		-0-	-0-
Jeffrey P. Vandercook	-0-	-0-	5,633		21,644		-0-	-0-
Robert C. Stone	-0-	-0-	5,295		20,632		-0-	-0-

(1)	Based on the market price of $5.50 per share of common stock on December 31, 2001.

(2)	Represents options granted to Mr. Paxton for services as a non-employee director prior to his election as President and Chief Executive Officer in November 2001.

(3)	Represents an option to purchase 71,499 shares granted under the Transport America 1995 Stock Plan and an option to purchase 128,501 shares granted pursuant to a separate individual equity compensation agreement.

(4)	Mr. Meyers resigned as an executive officer in November 2001. All but 38,726 options previously granted to Mr. Meyers were cancelled in connection with his separation agreement. See “Employment and Separation Agreements.”

Certain Transactions

          In 2001, Transport America paid $63,541 to the brother of David L. Carter, Transport America’s Vice President of Risk Management, for services rendered as an independent master contractor. The rates paid to him were determined on an arms length basis and are the same as those paid to Transport America’s other independent contractors.

Employment and Separation Agreements

          Michael J. Paxton became Transport America’s President and Chief Executive Officer effective November 12, 2001. Pursuant to his employment offer, Transport America agreed to pay Mr. Paxton an annual base salary of $350,000. Mr. Paxton is also eligible for an annual incentive bonus in an amount between 60% and 72% of his base salary upon attainment of certain performance goals, with a guaranteed $50,000 bonus in 2002. Mr. Paxton was also reimbursed for his relocation expenses and received an option to purchase 200,000 shares of Transport America’s common stock, 71,499 of which were granted under the Transport America 1995 Stock Plan and 128,501 of which were granted pursuant to a separate, individual equity compensation agreement. Upon termination of his employment, other than for cause, Mr. Paxton is entitled to severance pay equaling 18 months of salary.

          In November 2001, Robert J. Meyers resigned as President and Chief Executive Officer and as a Director of Transport America. He remained an employee until January 2002, when his employment terminated pursuant to a separation agreement. The agreement provides for severance payments totaling $450,000, payable in monthly installments through May 12, 2003. In addition, Mr. Meyers agreed to the termination of all of his outstanding options except for an aggregate of 38,726 shares granted to him in May 2000. Mr. Meyers is bound by confidentiality, non-compete and non-solicitation covenants following the termination of his employment with Transport America and both Mr. Meyers and Transport America released each other from any employment related claims.

          In 1999, Transport America signed Change in Control/Severance Agreements with its executive officers and certain other key employees and in March 2002, signed a similar Change in Control/Severance Agreement with Mr. Paxton. These agreements entitle the executive officer or employee to receive payments and benefits from Transport America if the individual is terminated for certain reasons within 24 months of a change of control in Transport America. These reasons include termination by Transport America without cause or termination by the individual for good reason, such as reduction in base pay or benefits or assignment of duties inconsistent with the individual’s status or position prior to the change of control. Messrs. Paxton, Klein, Johnson, Vandercook and Stone would be entitled to receive as severance payment 24, 12, 6, 6 and 6 times their respective monthly compensation. In addition, they would be entitled to receive continuation of their benefits for the duration of their severance payments, up to $10,000 for individual outplacement counseling, and legal fees for contesting any termination or enforcing the Change in Control/Severance Agreement.

          Pursuant to a separate letter agreement in December 2001, Transport America agreed to pay Mr. Klein severance payments equaling 12 months of his base salary and to provide him with benefits for the same period if Transport America terminates Mr. Klein’s employment prior to a change in control for reasons other than cause or Mr. Klein’s voluntary resignation. In addition, he would be entitled to receive up to $10,000 for individual outplacement counseling. As a condition to Transport America’s obligation to pay the severance, Mr. Klein would sign a release of claims against Transport America at the time of severance and be bound by confidentiality, non-compete and non-solicitation covenants.

Compensation Committee Report on Executive Compensation

          Decisions on compensation of Transport America’s executives are made by the Compensation Committee of the Board consisting of Messrs. Slattery (Chairman), Roering and Murnane. All decisions by the Compensation Committee relating to the compensation of Transport America’s executive officers were during 2001 and will in 2002 be reviewed by the full Board. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) designed to enhance disclosure of companies’ policies with regard to executive compensation, set forth below is a report submitted by the Compensation Committee addressing Transport America’s compensation policies for 2001 as they affected Mr. Paxton, Transport America’s President and Chief Executive Officer, Mr. Meyers, Transport America’s former President and Chief Executive Officer, and Keith R. Klein, Larry E. Johnson, Jeffrey P. Vandercook and Robert C. Stone, the four most highly compensated executive officers other than the Chief Executive Officer whose compensation exceeded $100,000 in 2001 (together, the “Named Executives”).

          The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent that Transport America specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

          Compensation Philosophy.    The Compensation Committee’s executive compensation policies are designed to reflect the following objectives: payment for actual performance; attraction and retention of executives who contribute to the success of Transport America; payments commensurate with the best companies in the truckload industry; and alignment of the interests of management with those of stockholders.

          Base Salary.    The Compensation Committee annually reviews each officer’s salary, including those of the Named Executives. In determining the base salary levels, the Compensation Committee considers levels of responsibility, experience, equity, external pay practices and industry trends. With respect to external pay practices, the Compensation Committee reviews the base salaries paid by Transport America to a survey of national, public transportation companies. Transport America attempts to maintain base salary levels which it believes allows Transport America to attract and retain the quality of executive talent needed.

          Annual Bonus.    The Compensation Committee established the 2001 Executive Compensation Plan (the “Plan”), an annual bonus plan for Transport America’s management, including the Named Executives, for 2001. Under this Plan, the Named Executives were eligible to receive an annual bonus based on (i) improvement of Transport America’s actual operating ratio over pre-established minimum and target operating ratios and (ii) meeting individual, pre-established objectives set for each of the Named Executives (except Messrs. Paxton and Meyers). Of the total incentive, 68 percent was tied to attainment of a specific operating ratio and 32 percent was tied to achievement of the individual objectives, with the total possible bonus amounts capped at 50 percent of base salary for each of the Named Executives. For fiscal 2001, no bonuses were paid under the operating ratio portion of the Plan. Messrs. Klein, Johnson, Vandercook and Stone received $14,940, $5,750, $12,128 and $8,348 pursuant to their individual objectives under the Plan.

          Long-Term Incentives.    To align the interests of management with those of shareholders the Compensation Committee has instituted a long-term incentive program which consists of periodic discretionary grants of stock options to key employees, including the Named Executives. To foster a longer-term perspective, stock options typically vest over a four-year period. In 2001, the Named Executives, received options to purchase Transport America’s common stock as follows: Mr. Paxton, 200,000 shares (reflecting 71,499 options granted under the 1995 Stock Plan and 128,501 options separately awarded and excluding options granted while an outside director); Mr. Meyers, 34,615 shares; Mr. Klein, 13,846 shares; Mr. Johnson, 9,615 shares; Mr. Stone, 8,077 shares and Mr. Carter, 8,077 shares.

          Other Compensation Programs.    Transport America maintains certain broad-based employee benefit plans in which its executive officers, including the Named Executives, have been permitted to participate, including retirement, life and health insurance plans. Transport America’s retirement plan consists of a 401(k) employee saving plan which allows employees to make pre-tax contributions, and in which Transport America may, at its discretion, match a portion of the employee contributions. During 2000, Transport America contributed amounts equal to one-fourth of the employee deferrals, up to 1% of each participant’s compensation. Other non-cash compensation benefits are provided to the Named Executives. None of these benefits are directly or indirectly tied to Transport America’s performance. In 2001, Transport America instituted an Employee Stock Purchase Plan which allows all Transport America employees who meet certain eligibility requirements to purchase Transport America stock at a discount from market. The Named Executives are eligible to participate in the Plan.

          Mr. Paxton’s 2001 Compensation.    Mr. Paxton’s annual base salary for 2001, with respect to which he was paid since November 12, 2001, was $350,000 which was pursuant to his employment arrangement described under “Employment and Separation Agreements.”

          Mr. Meyers’ 2001 Compensation.    Mr. Meyers’ annual base salary for 2001, determined on the same basis as the other Named Executives, was $300,000. He did not receive an annual bonus for 2001.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF TRANSPORT AMERICA’S BOARD OF DIRECTORS

William D. Slattery (Chair)      Kenneth J. Roering      William P. Murnane

Performance Graph

          In accordance with the rules of the SEC, the following performance graph compares performance of Transport America’s common stock on the Nasdaq National Market to the S&P 500 Index and to the ABS Truckload Index prepared by Deutsche Banc Alex. Brown Incorporated. The graph compares the cumulative total return from December 27, 1996 to December 31, 2001 on $100 invested on December 27, 1996, assumes reinvestment of all dividends and has been adjusted to reflect stock splits. The performance graph is not necessarily indicative of future investment performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

*The ABS Truckload Index includes CVTI, HTLD, JBHT, KNGT, LAND, LSTR, SWFT, XPRSA and WERN.

          The performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Annual Report on Form 10-K into any filing under the 1933 Act or the 1934 Act, except to the extent that Transport America specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

BENEFICIAL OWNERSHIP OF
COMMON STOCK

          The following table presents information provided to Transport America as to the beneficial ownership of Transport America’s common stock as of April 4, 2002 by (i) the only shareholders known to Transport America to hold 5% or more of such stock, (ii) each of the directors and Named Executives of Transport America and (iii) all directors and officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Common Stock Beneficially Owned	Percent of Outstanding Shares of Common Stock

Wellington Management Company, LLP(3)	823,000	11.4%
75 State Street
Boston, MA 02109

T. Rowe Price Associates, Inc.(5)	731,300	10.1%
100 East Pratt Street
Baltimore, MD 21202

Central Securities Corporation	533,757	7.4%
375 Park Avenue
New York, NY 10152

Samuel H. Ellis
Samuel H. Ellis IRA
Huntington Partners LP(4)	384,300	5.3%
11 S. LaSalle Street, Suite 2900
Chicago, IL 60603

Rutabaga Capital Management(3)	359,600	5.0%
64 Broad Street, 3rd Floor
Boston, MA 02109

Anton J. Christianson(1)(2)	42,292	*
Michael J. Paxton(1)	19,200	*
Kenneth J. Roering(1)	101,900	1.4%
William D. Slattery(1)	36,000	*
William P. Murnane	0	*
Keith R. Klein(1)	24,319	*
Larry E. Johnson(1)	38,294	*
Jeffrey P. Vandercook(1)	12,495	*
Robert C. Stone(1)	11,069	*
Robert J. Meyers(6)	156,240	2.2%
All officers and directors as a group
(10 persons)(1)(2)	452,409	6.1%

*	Less than 1%

(1)	Includes the following shares which may be purchased within 60 days from the date hereof pursuant to the exercise of outstanding options: Mr. Paxton, 18,000 shares; Dr. Roering, 18,000 shares; Mr. Slattery, 36,000 shares; Mr. Christianson, 8,000 shares; Mr. Klein, 20,433 shares; Mr. Johnson, 11,474 shares; Mr. Stone, 9,924 shares; Mr. Vandercook, 10,600 shares; and all officers and directors as a group, 143,031 shares.

(2)	33,856 shares indicated as being owned by Mr. Christianson are owned by Adam Smith Growth Partners, of which Mr. Christianson is the Chairman and exercises voting and investment discretion over the shares.

(3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission.

(4)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission. Samuel H. Ellis, Samuel H. Ellis IRA and Huntington Partners LP have advised Transport America through their Schedule 13G filed with the Securities and Exchange Commission that 50,000 shares are owned by Samuel H. Ellis, 50,000 shares are owned by Samuel H. Ellis IRA and 284,300 shares are owned by Huntington Partners LP. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Samuel H. Ellis, Samuel H. Ellis IRA and Huntington Partners are deemed to be beneficial owners of such securities.

(5)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission. T. Rowe Price Associates, Inc. (“Price Associates”) has advised Transport America that these securities are owned by various individual and institutional investors (including T. Rowe Price Small-Cap Value Fund, Inc. which owns 540,000 shares, representing 7.4% of the shares outstanding) to which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Includes 18,750 shares owned by Mr. Meyers’ spouse, as to which he disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

          Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to Transport America pursuant to Section 16 of the 1934 Act, Transport America believes all of such forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2001.

PROPOSAL 2
AMENDMENT TO THE TRANSPORT
CORPORATION OF AMERICA, INC.
1995 STOCK PLAN

          On July 17, 2001, the Board of Directors approved an amendment to Transport America’s 1995 Stock Plan (the “Stock Plan”) subject to shareholder approval. The amendment increases the number of shares included in the Plan from 350,000 shares to 675,000 shares. Shareholder approval is sought to approve the increase authorized by the Board.

          Summary of the Stock Plan

          On March 21, 1995, the Board of Directors adopted the Stock Plan. In 1997, the Stock Plan was amended to limit the number of shares subject to options that may be granted under the Stock Plan to any participant in a single fiscal year to 100,000 shares and on April 2, 2002, the Stock Plan was amended to prohibit repricing of options without shareholder approval, to stipulate that all options must have an exercise price equal to fair market value of Transport America’s stock on the date of grant, to prohibit loans from Transport America for option exercises, to eliminate restricted stock as an award alternative and to make certain clarifying changes. The purpose of the Stock Plan is to enable Transport America and its subsidiaries to retain and attract executives and other key employees who contribute to Transport America’s success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of Transport America by giving them a proprietary interest in Transport America. The Stock Plan also allows Transport America to grant stock options to consultants and non-employee directors.

          Eligibility and Administration.    Officers and other key employees of Transport America and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of Transport America and its subsidiaries are eligible to be granted stock options under the Stock Plan. Selected consultants under contract to Transport America and non-employee directors are also eligible to be granted stock options under the Stock Plan. The Stock Plan is administered by the Board, or in its discretion, by a committee of not less than two directors, each of whom must be “non-employee directors” and “outside directors,” as defined in the Stock Plan (the “Committee”) and appointed by the Board. The Board of Directors has established a Stock Grant Subcommittee of the Compensation Committee, currently composed of Messrs. Slattery and Murnane, for the purpose of granting stock options under the Stock Plan. The term “Board” as used in this section refers to Transport America’s Board of Directors or the Committee.

          The Board has the power to grant stock options, determine the number of shares covered by each option and other terms and conditions of such options, interpret the Stock Plan, and adopt rules, regulations and procedures with respect to the administration of the Stock Plan. The Board may delegate its authority to officers of Transport America for the purpose of selecting key employees who are not officers of Transport America to be participants in the Stock Plan.

          Stock Options Under the Stock Plan

          Stock Options.    The Board may grant stock options that either qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended, (the “Code”) or are “non-qualified stock options” in such form and upon such terms as the Board may approve from time to time. Stock options granted under the Stock Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board’s discretion, by tendering Transport America common stock. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee’s lifetime. Eligible persons will not pay any consideration to Transport America in order to receive options, but will pay the exercise price upon exercise of an option.

          Stock options may be exercised during varying periods of time after a participant’s termination of employment, depending upon the reason for the termination. Following a participant’s death, the participant’s stock options may be exercised by the legal representative of the estate or the optionee’s legatee for a period of nine months or until the expiration of the stated term of the option, whichever is less. The time period that applies if the participant is terminated by reason of disability is nine months. If the participant’s employment is terminated by reason of retirement or for any other reason, the participant’s stock options may be exercised for a period of three months or until the expiration of the stated term of the option, whichever is less. In the event of termination of employment by reason of disability or retirement, if an incentive stock option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a non-qualified stock option.

          No incentive stock options may be granted after March 21, 2005. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of Transport America, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year may not exceed $100,000. The exercise price under a stock option (including incentive and non-qualified stock options) may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all class of stock of Transport America, the exercise price under an incentive stock option may not be less than 110% of the fair market value of the stock on the date the option is granted). The number of shares granted to an individual under the Stock Plan in any year may not exceed 100,000 shares.

          Non-Employee Director Stock Options.    The Stock Plan provides for the annual automatic granting of a defined number of options to directors who are not employees of Transport America. Such options are granted to each person who is not an employee of Transport America and who is elected or re-elected as a director by the shareholders at any annual or special meeting of the shareholders. As of the date of such an annual or special meeting, each such director shall automatically receive a non-qualified stock option to purchase 4,000 shares of common stock with the option price equal to the fair market value of Transport America’s common stock on such date. These options will have five-year terms and will be exercisable at any time following the date of grant. The purchase price payment terms, transfer restrictions and other similar provisions of employee stock options apply to non-employee director stock options. Non-employee directors may also receive discretionary stock options under the Stock Plan. In the event that discretionary stock options are granted to members of the Committee, such options must be granted by the Board of Directors.

          Amendment.    The Board may amend, alter, or discontinue the Stock Plan in any respect; provided, however, that no such amendment, alteration or discontinuation may impair the terms and conditions of any option without the consent of the participant and shareholder approval is required prior to any repricing of outstanding options.

          General Provisions.    The Board may, at the time of any grant under the Stock Plan, provide that the shares received under the Stock Plan shall be subject to repurchase by Transport America in the event of termination of employment by the participant. The repurchase price will be the fair market value of the stock or, in the case of a termination for Cause, the amount of consideration paid for the stock. The Board may also, at the time of grant, provide Transport America with similar repurchase rights, upon terms and conditions specified by the Board, with respect to any participant who, at any time within two years after termination of employment with Transport America, directly or indirectly competes with, or is employed by a competitor of, Transport America.

Federal Income Tax Consequences

          Incentive Stock Options.    Some of the options to be granted to employees pursuant to the Stock Plan may be intended to qualify as incentive stock options under Section 422 of the Code. Under present law, the optionee recognizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not recognize taxable income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). However, the amount by which the fair market value of the shares at the time of exercise exceeds the aggregate exercise price paid will be alternative minimum taxable income for purposes of applying the alternative minimum tax, and under proposed regulations which would become effective only if finalized, for stock options exercised on or after January 1, 2003 such amount would also be subject to FICA and FUTA taxes. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will receive capital gains treatment on any gain recognized when he or she sells the shares. Transport America is not entitled to any compensation expense deduction under these circumstances. If the applicable holding periods are not satisfied, then any gain recognized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, in the amount by which the lesser of (i) the fair market value of such stock on the date of exercise, or (ii) the amount recognized on the disposition of the shares, exceeds the option exercise price. The balance of any gain or loss recognized on such a premature disposition will be characterized as a capital gain or loss.

Transport America is entitled to a corresponding tax deduction in an amount equal to the ordinary compensation income recognized by the optionee as a result of the early disposition.

          Nonqualified Stock Options.    Nonqualified stock options granted under the Stock Plan are not intended to and do not qualify for the tax treatment described above for incentive stock options. Under present law, an optionee generally will not recognize any taxable income at the time a nonqualified stock option is granted to the optionee pursuant to the Stock Plan. Upon exercise of the option, the optionee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the aggregate exercise price. The amount recognized as ordinary income by the optionee will increase the optionee’s basis in the shares acquired pursuant to the exercise of the nonqualified stock option. Transport America is entitled to a corresponding tax deduction in an amount equal to the ordinary compensation income recognized by the optionee upon exercise of the nonqualified stock option. Upon the subsequent sale of shares by the optionee, any resulting gain or loss will generally be characterized as long-term or short-term capital gain or loss, depending upon the optionee’s holding period for such shares.

Options Subject to Shareholder Approval

          In July 2001, in connection with increasing the number of shares available under the Stock Plan, the Board granted options to its executive officers, subject to shareholder approval of an increase in the number of shares reserved under the Stock Plan. The Named Executives received the following options subject to such approval: Mr. Klein, 1,316 shares; Mr. Johnson, 915 shares; Mr. Stone, 767 shares; and Mr. Vandercook, 767 shares. If the shareholders do not approve the increase, these options will automatically terminate. A similar option granted to Mr. Meyers, Transport America’s former President and Chief Executive Officer, was cancelled in connection with his resignation.

Vote Required

          Shareholder approval of the amendment to increase the number of shares reserved for issuance under the Stock Plan from 350,000 shares to 675,000 shares requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting in person or by proxy and entitled to vote.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE 1995 STOCK PLAN.

AUDITORS

          KPMG LLP, independent certified public accountants, were the auditors for Transport America for fiscal 2001. The Audit Committee will consider the selection of auditors for fiscal 2002 after the Annual Meeting of Shareholders and currently expects to recommend KPMG LLP. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

          Transport America’s paid KPMG LLP an aggregate of $101,000 for the annual audit for fiscal year 2001 and for the review of Transport America’s financial statements included in Transport America’s Quarterly reports on Form 10-Q for the fiscal year 2001.

Financial Information Systems Design and Implementation Fees

          KPMG LLP did not render any professional services to Transport America in fiscal year 2001 with respect to financial information systems design and implementation.

All Other Fees

          Transport America paid KPMG LLP an aggregate of $17,693 for services provided in connection with tax and accounting related services.

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors of Transport America is composed of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which was included with the 2001 Proxy Statement. Management is responsible for Transport America’s internal control and the financial reporting process. The independent auditors are responsible for performing an independent audit of Transport America’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

          In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that Transport America’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Transport America’s independent auditors also provided to the Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed the fees indicated above and discussed with the independent auditors that firm’s independence.

          Based upon the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Transport America’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF TRANSPORT AMERICA’S BOARD OF DIRECTORS

Anton J. Christianson (Chair)       William D. Slattery       Kenneth J. Roering

SHAREHOLDER PROPOSALS

          The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Transport America’s Annual Meeting of Shareholders for the fiscal year ending December 31, 2002 is expected to be held on or about May 22, 2003 and proxy materials in connection with that meeting are expected to be mailed on or about April 16, 2003. Shareholder proposals prepared in accordance with the proxy rules must be received by Transport America on or before December 17, 2002. In addition, if Transport America receives notice of a separate shareholder proposal after March 3, 2003, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named as proxies solicited by the Board of Directors of Transport America for its 2003 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

METHOD OF PROXY SOLICITATION

          The entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by Transport America. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of Transport America by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. Transport America will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

OTHER MATTERS

          The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of Transport America.

          The Annual Report of Transport America for the past fiscal year is enclosed herewith and contains Transport America’s Consolidated Financial Statements for the fiscal year ended December 31, 2001. A copy of Form 10-K, the Annual Report filed by Transport America with the SEC, together with any specifically requested exhibits, will be furnished without charge to any shareholder who requests it in writing from Transport America, at the address noted on the first page of this Proxy Statement.

By Order of the Board of Directors, /s/ John R. Houston

John R. Houston Secretary

APPENDIX

TRANSPORT CORPORATION OF AMERICA, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 28, 2002
4:00 p.m.

Crowne Plaza
2700 Pilot Knob Road
Eagan, Minnesota

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Transport Corporation of America, Inc.
1715 Yankee Doodle Road, Eagan, MN 55121	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held May 28, 2002 or any adjournment or adjournments thereof.

The shares of stock of Transport Corporation of America, Inc. you hold will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint William D. Slattery and Kenneth J. Roering, or either of them, as proxies with full power of substitution, to vote all shares of stock of Transport Corporation of America, Inc. of record in the name of the undersigned at the close of business on April 4, 2002 at the Annual Meeting of Shareholders and all adjournments.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1. Election of directors:	01 Anton J. Christianson	04 William D. Slattery	[ ] Vote FOR	[ ] Vote WITHHELD
	02 Kenneth J. Roering	05 William P. Murnane	all nominees	from all nominees
	03 Michael J. Paxton		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Amendment to the Transport America 1995 Stock Plan to increase the
number of shares reserved for issuance under the Plan	[ ] For	[ ] Against	[ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS ONE AND TWO AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Change? Mark Box [ ]	Date ________________________________
Indicate changes below:

Signature(s)in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.